EXHIBIT 10.2

USF Corporation
8550 W. Bryn Mawr Ave., Suite 700
Chicago, IL 60631

February 7, 2005

Mr. Thomas E. Bergmann
USF Corporation
8550 Bryn Mawr Avenue
Chicago, Illinois 60631

Dear Tom:

This letter confirms the agreement which we have reached regarding your service as Interim Chief Executive Officer of USF Corporation (the “Company”). This letter is an amendment of your Employment Agreement with the Company dated February 2, 2004 (“Employment Agreement”).

13.	Duties. Effective November 2, 2004, you have been appointed by the Board of Directors (the “Board”) as the Interim Chief Executive Officer of the Company. Your service as Interim Chief Executive Officer will continue until the first to occur of (i) your appointment as permanent Chief Executive Officer, (ii) the appointment of another individual as Chief Executive Officer, (iii) your employment terminates in accordance with your Employment Agreement, or (iv) the Company and you otherwise agree. Unless the Company and you otherwise agree, if the Board appoints another individual as Chief Executive Officer, you will then resume your duties exclusively as Executive Vice President and Chief Financial Officer pursuant to your Employment Agreement. As Interim Chief Executive Officer, you will have general responsibility for the business operations of the Company, subject to the authority and direction of the Executive Chairman, with all powers and duties consistent with such position. During such time, you will report directly to the Executive Chairman and the Board and will devote your full-time attention to such duties and responsibilities.

14.	Promotion. Effective August 19, 2004, you were promoted from Senior Vice President to Executive Vice President of the Company. Effective that date, the annual rate of your base salary is $450,000 and your target calendar year bonus percentage is 100%.

15.	Cash Compensation. In consideration for your serving as Interim Chief Executive Officer, effective November 2, 2004, you will earn additional base salary at a rate of $8,333 per calendar month, payable in a lump sum for all sums accrued to date and hereafter in accordance with the Company’s regular practices. You also will earn a quarterly supplemental incentive payment in the amount of $25,000, payable on each of January 31, April 30, July 31 and October 31 if you are serving as Interim Chief Executive Officer on such date.

16.	Long-Term Incentive Plan Participation. While serving as Interim Chief Executive Officer, you will be eligible for long-term incentive grants with the grant level to be based in part on your service as Interim Chief Executive Officer and in part on your service as Chief Financial Officer (prorated for the period of service during the performance year at each position), in the discretion of the Board.

17.	Basis for Severance. While you are serving as Interim Chief Executive Officer, for the purpose of determining any amount that may be payable to you in connection with a termination of your employment pursuant to Section 7(b) of your Employment Agreement or Section 3.1(b)(ii) of the Severance Protection Agreement between the Company and you, dated February 2, 2004:

(a)	Your annual “base salary” will be $550,000;

(b)	To the extent applicable, any component of severance based on bonus compensation will include the foregoing $25,000 quarterly incentive payments actually paid, in addition to other components of bonus compensation, and your “target bonus” will be 100% of your “base salary” stated in this paragraph 5.

18.	Indemnification. To the fullest extent permitted by law, the Company will, during and after the term of your service as Interim Chief Executive Officer of the Company, insure you under any policy of directors and officers liability insurance that insures members of the Board and will indemnify you (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by you in connection with the defense of any lawsuit or other claim to which you are made or threatened to be made a party by reason of being or having been an officer, director or employee of the Company.

19.	Withholding Taxes. The Company will provide for the withholding of any taxes required to be withheld by federal, state or local law with respect to any payment made by or on behalf of the Company to you or for your benefit in connection with your service as Interim Chief Executive Officer hereunder.

If the foregoing is consistent with your understanding, please countersign the enclosed copy of this letter and return it to me.

Sincerely,

USF CORPORATION
By:	/s/ Neil A. Springer
Neil A. Springer, Director
Date:	February 7, 2005

Accepted and agreed to
this 7th day of February, 2005

/s/ Thomas E. Bergmann
Thomas E. Bergmann